Exhibit 99.1

FOR IMMEDIATE RELEASE

Citadel Broadcasting Corporation Reports

2010 First Quarter Operating Results

•	Net revenue for the quarter ended March 31, 2010 increased by 4%

•	Net revenue for the radio stations for the three months ended March 31, 2010 increased 5.5%

•	Operating income improved by $22.9 million for the quarter, or over 160%

•

Segment operating income for the first quarter of 2010 was $49.7 million, up 58%. The radio stations segment operating income increased $10.7 million and the radio network had segment operating income of $3.4 million compared to a segment operating loss of $4.3 million in the first quarter of 2009

Las Vegas, Nevada –April 26, 2010 – Citadel Broadcasting Corporation (OTCBB:CTDBQ) today reported certain results for the quarter ended March 31, 2010.

	Three Months Ended March 31,
	2010	2009
	(In thousands)

Net revenue	$165,028	$158,891

Operating income	37,137	14,239

Segment operating income	49,738	31,386

Net revenue for the first quarter of 2010 was $165.0 million as compared to $158.9 million for the first quarter of 2009, an increase of $6.1 million, or 3.8%. This increase was due to a $7.2 million revenue increase, or 5.5%, at our Radio Markets segment, slightly offset by a $0.9 million revenue decrease at our Radio Network segment. The increase in revenue at our Radio Markets segment is primarily due to increases in both national and local advertising. Generally, our stations in larger metropolitan markets performed better than those stations in medium to small metropolitan markets. Our stations in Los Angeles, CA, Detroit, MI and Dallas, TX showed significant revenue growth, while revenues at our Salt Lake City, UT and Washington, D.C. stations were lower when compared to the prior year quarter. Operating income for the first quarter of 2010 was $37.1 million as compared to $14.2 million in the corresponding 2009 period, an increase of approximately $22.9 million, or 161.3%. The increase in operating income is primarily the result of higher revenue of $6.1 million, lower station and network operating expenses of approximately $13.4 million and lower depreciation and amortization of $3.4 million.

Segment operating income (a non-GAAP financial measure generally defined as operating income (loss) adjusted to exclude depreciation and amortization, stock-based compensation, corporate general and administrative expenses, local marketing agreement fees, and other, net) was $49.7 million for the first quarter of 2010, compared to $31.4 million for the first quarter of 2009. This increase of $18.3 million, or 58.3%, was due to a $10.7 million increase at our Radio Markets segment and $3.4 million segment operating income compared to a $4.3 million segment operating loss in the first quarter of 2009 at our Radio Network segment.

Segment Results

The table below presents net revenue and segment operating income for the Company for the three months ended March 31, 2010 and 2009.

	Three Months Ended March 31,
	2010	2009
	(In thousands)

Net revenue:

Radio Markets	$138,144	$130,932

Radio Network	28,059	28,974

Eliminations	(1,175)	(1,015)

Net revenue	$165,028	$158,891

Segment operating income:

Radio Markets	$46,384	$35,686

Radio Network	3,354	(4,300)

Segment operating income	$49,738	$31,386

Bankruptcy Proceedings

On December 20, 2009, Citadel Broadcasting Corporation (the “Company”), and certain of its subsidiaries (collectively the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). In connection with the Chapter 11 cases, on February 3, 2010, the Debtors filed with the Court a proposed joint plan of reorganization and a related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On March 15, 2010, the Debtors filed with the Court a first modified joint plan of reorganization (the “Plan”) and the related first modified disclosure statement for the Plan (the “Disclosure Statement”) pursuant to chapter 11 of the Bankruptcy Code. On April 23, 2010, the Debtors filed with the Court the Plan Supplement and additional related documents. The confirmation hearing on the Plan is scheduled for May 12, 2010. Copies of the Plan and Disclosure Statement are publicly available and may be accessed free of charge at the Debtors’ private website at http://www.kccllc.net/citadel.

Our Station Portfolio

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 58 AM stations in the nation’s leading markets, in addition to owning and operating the Citadel Media business, which is among the largest radio networks in the United States. For more information, visit www.citadelbroadcasting.com.

Forward-Looking Statements

This press release, as well as other statements made by the Company may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; (iii) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; (v) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vi) the Company’s ability to maintain contracts and leases that are critical to its operations; (vii) the potential adverse impact of the chapter 11 cases on the Company’s liquidity, results of operations and business relations; (viii) the ability of the Company to execute its business plans and strategy; (ix) the ability of the Company to attract, motivate and/or retain key executives and associates; (x) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; and (xi) increased competition in the radio broadcasting industry. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2009. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan or plans of reorganization could result in holders of the Company’s common stock or other equity interests and claims relating to pre-petition liabilities receiving no distribution on account of their interest and cancellation of their interests and their claims and cancellation of their claims. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that certain creditors or equity holders do not receive or retain property on account of their claims or equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock and claims to be highly speculative and cautions equity holders that the stock and creditors that the claims may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in the Company’s common stock or other equity interest or any claims relating to pre-petition liabilities. The proposed plan of reorganization currently provides that all of the Company’s common stock and other equity interests will be cancelled for no consideration.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Amounts in thousands)

The following table sets forth the Company’s segment operating income for the quarters ended March 31, 2010 and 2009. The Company defines “segment operating income” as operating income adjusted to exclude the following amounts included in its statement of operations: depreciation and amortization, stock-based compensation, corporate general and administrative expenses, local marketing agreement fees, and other, net.

Segment operating income, among other things, is used by the Company’s management to evaluate the Company’s operating performance, to value prospective acquisitions, and as the basis of incentive compensation targets for certain management personnel. In addition, this measure is among the primary measures used by management for the planning and forecasting of future periods. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view the performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since segment operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Segment operating income, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, segment operating income does not necessarily represent the residual cash flow that is available for discretionary expenditures and excludes other non-discretionary expenditures, including among others, mandatory debt service requirements. As a result, segment operating income is not necessarily a measure of the Company’s liquidity or its ability to fund its cash needs. Segment operating income does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. As segment operating income excludes certain financial information compared with operating income or loss, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of segment operating income to operating income or loss, the most directly comparable amount reported under GAAP.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands)

Segment operating income:

Radio Markets	$46,384	$35,686

Radio Network	3,354	(4,300)

Corporate general and administrative, including related portion of stock-based compensation	(5,160)	(5,614)

Local marketing agreement fees	(269)	(263)

Stock-based compensation expense	(319)	(1,003)

Depreciation and amortization	(6,855)	(10,260)

Other, net	2	(7)

Total operating income	$37,137	$14,239

Contact:	Citadel Broadcasting Corporation
Patricia Stratford (212) 887-1670

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